As filed with the Securities and Exchange Commission on December 15, 1998

                                  FORM N-18F-1
                        SECURITIES AND EXCHNGE COMMISSION

                             Washington, D.C. 20549


                               File No. 333-59745
                                ICA No. 801-08895


              NOTIFICATION OF ELECTION PURSUANT TO RULE 18F-1 UNDER
                       THE INVESTMENT COMPANY ACT OF 1940


                                 ING Funds Trust
                           (Exact Name of Registrant)

                         18 Campus Boulevard, Suite 200
                       Newtown Square, Pennsylvania 19073
                     (Address of Principal Executive Office)

                                 (877) 463-6464
                        (Area Code and Telephone Number)
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                            NOTIFICATION OF ELECTION

         The undersigned registered open-end investment company hereby notifies the Securities and Exchange Commission (the "Commission") that it elects to commit itself to pay in cash all redemptions by a shareholder of record as provided by Rule 18f-1 under the Investment Company Act of 1940, as amended. It is understood that this election is irrevocable while such Rule is in effect unless the Commission by order upon application permits the withdrawal of this Notification of Election.

                                    SIGNATURE


         Pursuant to the requirements of Rule 18f-1 under the Investment Company Act of 1940, the registrant has caused this notification of election to be duly executed on its behalf in the City of Newtown Square, Commonwealth of Pennsylvania on the 15th day of December, 1998.


                                      Signature:  ING Funds Trust


                                                  /s/ John J. Pileggi
                                                  -------------------
                                                  John J. Pileggi
                                                  President and CEO

Attest:  /s/ Rachelle I. Rehner
         ----------------------
         Rachelle I. Rehner
         Secretary